                                                                    EXHIBIT 10.7

                          SUPPLY AND PURCHASE AGREEMENT



                                    CHLORINE

Between:


"CHLORALP" a corporation organized under the laws of France , whose registered office is located at 25 quai Paul Doumer, Courbevoie, France, hereinafter referred to as "ChlorAlp"

                                             on the one hand,

And:

RHONE-POULENC CHIMIE, a Societe Anonyme organized under the laws of France, having a corporate capital of 2.692.300.400 French Francs, whose registered office is located at 25 Quai Paul Doumer, 92 408 Courbevoie, France, hereinafter referred to as "RPC"

                                             on the other hand,

ChlorAlp and RPC being hereafter referred to as the "Parties";



WITNESSETH:



- whereas ChlorAlp operates at Pont de Claix (Isere) a unit producing chlor-alkali products,

- whereas RPC operates several production units at Pont de Claix (Isere) and other sites in France, and needs regular supply of chlor-alkali products for production of several products,

- whereas ChlorAlp and RPC wish to enter into a long-term supply and purchase agreement in order to provide RPC with some chlor-alkali products required for RPC's captive use;

ARTICLE 1 . OBJECT

The object of the present agreement ( the " Agreement " ) is to define the terms and conditions according to which ChlorAlp shall supply RPC , and RPC shall purchase from ChlorAlp , Gaseous Chlorine and Liquid Chlorine, as defined with their Specifications in Schedules 1 and 2 of this Agreement ( hereinafter the " Products " ).

ARTICLE 2. SUPPLY AND PURCHASE OBLIGATIONS

2.1.Quantity

The quantity of Products , which ChlorAlp undertakes to supply to RPC , and which RPC undertakes to purchase from ChlorAlp , during each calendar year of the Term of this Agreement as defined in Article 6 hereafter is defined as follows ( hereinafter the " Quantity " or " Q " ) :

( a ) Quantity of Gaseous Chlorine :

CHLORALP undertakes to supply to RPC, and RPC undertakes to purchase from CHLORALP, during each calendar year of the Term of this Agreement as defined in article 6 hereafter one hundred per cent (100 %) of the quantities of Gazeous Chlorine (hereinafter "the Quantity G" or " QG") needed by RPC for its captive use at its Pont de Claix Site for the production of Chlorophenols, HDI and TDI, with a limitation of the volume used for TDI to a maximum of 100.000 tons per year.

For the calendar year 1996 , the annual Quantity of Gaseous Chlorine was [*] Metric Tons and for the calendar year 1997 , the annual Quantity of Gaseous Chlorine is estimated to be [*] Metric Tons.

Should the demand for Gazeous Chlorine for use in manufacture of TDI exceed 100 000 Tons per year, then CHLORALP agrees to negotiate in good faith with RPC or its successor in the TDI business, the conditions and terms for the purchase of Gazeous Chlorine for said use.

( b ) Quantity of Liquid Chlorine

ChlorAlp undertakes to supply tp RPC, and RPC undertakes to purchase from ChlorAlp , during each calendar year of the Term of this Agreement , as defined in Article 6 hereafter , one hundred per cent ( 100 % ) of the quantities of Liquid Chlorine needed by RPC for its captive use at its Lille , Clamecy and Saint Fons sites ( hereinafter the " Quantity L " or " QL " ) .

For the calendar year 1996 , the annual Quantity of Liquid Chlorine was [*] metric tons and for the calendar year 1997 , the annual Quantity of Liquid Chlorine is estimated to be [*] Metric Tons .

For the implementation of this Article 2.1 :

- the term " captive use " shall mean the use of the Products made by RPC exclusively for its internal requirements, existing during the Term of this Agreement ,(i ) at its Pont de Claix site ,for the Gaseous Chlorine and (ii) at its Lille , Clamecy and Saint Fons sites for the Liquid Chlorine.









* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.

- the Quantities QG and QL are defined as being those needed by RPC for its chlorinated production lines existing at the date of this Agreement and which are restrictively described as :

                  - the TDI production line

                  - the Chlorophenol production line

                  - the HDI production line

                  - the Organic Intermediates produced at Saint Fons

- Should RPC , during the Term of this Agreement, develop and operate new chlorinated businesses or production lines other than those described in the precedent paragraph , then the quantity of Product(s) needed by RPC to manufacture said new chlorinated production shall not be deemed as being part either of the Quantity QG , or of the Quantity QL as defined applicable under the present provision , subject to the following provisions :

( i ) ChlorAlp is granted a first refusal right for the supply of said RPC 's additional requirements in Liquid Chlorine, if any , upon the same terms and conditions as those under which a counterparty would supply RPC ( the " Initial Terms and Conditions " ) . ChlorAlp shall answer to RPC 's offer within one month from the date of receipt of RPC 's proposal .

Should ChlorAlp elects not to exercise its first refusal right within the hereinabove delay , then RPC shall be entitled to enter into a Liquid Chlorine supply agreement with said counterparty unless terms and conditions of said anticipated supply agreement have changed from the Initial Terms and Conditions. In such event , RPC shall notify said new terms and conditions of the counterparty 's offer to ChlorAlp, and ChlorAlp shall be entitled within a thirty ( 30 ) days delay to exercise another first refusal right, but the last one with respect to such corresponding additional requirements, upon said new terms and conditions . Should ChlorAlp elects not to exercise such last first refusal right within the hereinabove delay , then RPC shall be entitled to enter into a Liquid Chlorine supply agreement with said counterparty .

( ii ) RPC shall negotiate in good faith with ChlorAlp the terms and conditions under which ChlorAlp could supply said RPC 's additional requirements in Gaseous Chlorine , if any .

( c )  It is further understood and agreed upon between the Parties that :

RPC consumes a substantial part ( i.e [*] Metric Tons in 1996 and [*] Metric Tons in the 1997 budget ) of Gaseous Chlorine for the processing at Pont de Claix site, of TDI to the benefit of another company " Arco Chimie " , in pursuance of a Processing Agreement made on January 23 , 1995 ;

Should RPC , during the Term of this Agreement , enter into negotiation to transfer its TDI operation and facilities to Arco Chimie , to the extent the needs of Gaseous Chlorine for said TDI operation remain equal or less than [*] tons per year , then RPC shall make its best efforts, within such negotiation , to obtain from Arco Chimie , the commitment to purchase from ChlorAlp its said Gaseous Chlorine needs under the same Purchase Price as provided in Article 3 of this Agreement .

Should Arco Chimie, within such negotiation , reject such commitment , then this Agreement shall continue to be enforced by RPC and ChlorAlp .However , RPC ' s commitment , under Section 2.1.( a ) hereabove , to purchase all its needs for gazeous chlorine dedicated to TDI, shall not exceed [*] Tons per year .


* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.

2.2.Supply Program

Each year , prior to October 31 , RPC will notify to ChlorAlp of its estimated purchase requirements for the Product during the subsequent calendar year ( the " Estimated Purchase Requirements " ) .

The Estimated Purchase Requirements divided by 12 months shall constitute the basis for RPC 's monthly orders, except during the months when turnarounds are conducted .

Therefore, RPC shall not unreasonably by more than 20 % decrease or increase its monthly orders without prior notice to ChlorAlp .

At least five business days before the first business day of month ( m ) , RPC shall send to ChlorAlp firm orders for deliveries of Product for month ( m ) and shall communicate to ChlorAlp its best estimations of the quantities of Product planned to be ordered for the two following months ( m + 1 ) and ( m + 2 ) , unless otherwise agreed between the Parties .

The calendar for weekly deliveries shall be sent by RPC to ChlorAlp each Thursday at the latest for the following week , unless otherwise agreed between the Parties .

Gazeous Chlorine shall be supplied on a continuous twenty four hours per twenty four hours basis .In case of non scheduled shutdown , ChlorAlp shall give prompt notice to RPC .



2.3. Delivery .

Gaseous Chlorine shall be delivered by pipe to RPC 's Pont de Claix facilities. The delivery point shall be the valves at which the delivery pipeline connects, at the entrance of RPC 's chlorine consuming units , with RPC 's pipelines .

Liquid Chlorine shall be delivered by rail tank cars to RPC 's Lille , Saint Fons and Clamecy facilities . The delivery point shall be the valves at which the rail tank cars connect , at the entrance of RPC 's chlorine consuming units, with RPC 's pipelines .

2.4. Turnarounds

Once a year , and at the latest on October 31 , the Parties shall consult together in order to decide jointly the date and duration of the turnarounds of their respective Pont de Claix production units during the following year . At the date of execution of this Agreement, the major turnaround of the Chlorine production unit is planned to occur every two or three years alternately .

Taking advantage of its modular production units , ChlorAlp shall make its best efforts to limit its total turnaround up to a maximum seven calendar days period.

In case either Party achieves some reduction in the frequency of its turnaround, then the other Party will make its best efforts in order to adapt its own turnaround frequency to such reduction .

ARTICLE 3 . PRICE

The Parties intend that the Price be as close as possible to the French market price .
Therefore the price of the Product ( the " Price " ) shall be calculated in accordance with the following terms :

3.1. The " Initial Price " ( " P0 " ) of the Product to be paid by RPC to ChlorAlp is defined as follows:

                  [*]

3.2. Such Initial Price shall be revised for the first time on January 1998 , and thereafter quarterly, in accordance with the following revision formula :

                  [*]


P is the revised Price to be applied for the current quarter ( n ) ( the " Revision Quarter " )

H0 is the average value ,for the third quarter of 1997, of the monthly price of Chlorine in France - defined as the lower value of the range - published in the Harrimann Chemsult Monthly Report ie : [*] F / T before taxes.

H is the average value for quarter ( n - 1 ) immediatly preceding the Revision Quarter of the monthly price of Chlorine in France - defined as the lower value of the range - published in the Harriman Chemsult Monthly Report on a delivered basis .

SP is the value of the average weighted selling price ( as defined below ) of Liquid Chlorine ( on a delivered basis , and net of rebates and discounts ) by ChlorAlp to its other customers ( excluding co - producers ), invoiced during the quarter ( n - 1 ) immediatly preceding the Revision Quarter ;

A co-producer is defined as a company producing chlorine ( Gaseous or Liquid ) in Europe and / or any of said company's Affiliates even though such Affiliate does not produce itself Chlorine . For the purpose of this Article , Enichem Elastomeri and Atochem shall be deemed as being co-producers .

3.3 For the calculation of SP , it is agreed between the Parties that :

( i ) the value of SP shall be weighted in proportion of the respective volume of sales corresponding to each customer ( excluding co - producers ) . For avoidance of doubt , the following example is given :

                  [*]







* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.

( ii ) the average weighted selling price of Liquid Chlorine invoiced by ChlorAlp to its other customers ( excluding co - producers ) during the quarter ( n - 1 ) immediatly preceding the Revision Quarter, shall be applicable to the hereinabove revision formula , subject to the condition that the total volume of such sales of Liquid Chlorine made by ChlorAlp to other customers ( excluding co
- producers ) is equal to , or exceeds , an amount of 6000 Tons of Liquid Chlorine during such quarter .

Should such amount of sales not been reached during the relevant quarter , then the Parties will meet in order to determine a value of SP acceptable for both of them , and taking into account any available information on the evolution of the market price of Liquid Chlorine in France or in close european countries or any pricing information RPC or any of its Affiliates may have from other suppliers in France .

Should the Parties not reach an agreement on the value of SP within a 30 ( thirty ) days delay from the first day of the Revision Quarter , then the dispute shall be finally settled by an independent expert jointly appointed by the Parties and bound to secrecy . In the event of disagreement of the Parties on the name of expert within ten ( 10 ) business days from the first day of the second month of the Revision Quarter, the expert shall be appointed by the President of the Commercial Court of Paris " statuant en refere " upon request of either Party . The expert shall have a good knowledge of the French and european Chlorine market and / or the basic chemical markets .

The mission of said independent expert shall be to determine the value of SP applicable to the revision formula in accordance with the principles set forth above for the calculation of SP.The independent expert shall hear both Parties , shall in all respects enforce the " principe du contradictoire" and shall base its decision on information and data made available to the Parties for their comments .The independent expert shall notify the Parties of its conclusion within thirty days from the date of its appointment .The decision of the independent expert shall be final and binding upon the Parties .

The cost of the independent expert shall be shared equally between the Parties .

From the first day of the first month of the Revision Quarter ( n ) up to the date of the mutual agreement between the Parties upon the value of SP , or the date of the final and binding decision of the independent expert , the value of SP to be applied in the hereinabove revision formula shall be the value of SP applied during the quarter ( n - 1 ) immediately preceding the Revision Quarter. The Parties will thereafter proceed to any required regularization under the present provision, to the Price of the quantities of Products delivered by ChlorAlp to RPC from the first day of the first month of the Revision Quarter up to the date of said mutual agreement between the Parties or to the date of the final and binding decision of the independent expert .

( iii ) SP is converted in French Francs according to the average exchange rates of the Quarter ( n - 1 ) immediately preceding the Revision Quarter calculated on the basis of the " Cours Indicatifs des Devises - Moyenne Mensuelle " published monthly by " Banque de France - Services des Changes " .

SP0 is the value of the average weighted selling price of Liquid Chlorine ( on a delivered basis and net of rebates and discounts ) by RPC to its other customers, ( excluding co - producers ) invoiced in the third quarter of 1997 , i.e [*].


* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.

3.4. For the implementation of this provision , RPC shall be entitled to audit, through an independent auditor bound to secrecy, the calculation of SP made by ChlorAlp for any quarter(s).

The mission of said auditor shall be :
- to determine the average weighted selling price of Liquid Chlorine actually invoiced by ChlorAlp on a delivered basis and net of rebates and discounts , to its other customers ( excluding co - producers) during said quarter(s) ( the "Real SP " ) ;
- to compare such average weigted selling price with the amount of SP paid by RPC in the revision formula, during the same period ( " Paid SP " );
- to calculate , if any , the required regularization of the Price in accordance with the formula and the principles set forth in this Article 3, to be made between the Parties, for the quantities of Product(s) delivered by ChlorAlp to RPC during the audited period , should it be any difference between the " Real SP" and the " Paid SP " .

The audit shall be conducted with no less than two ( 2 ) business days prior written notice thereof, delivered to ChlorAlp , on business days and during regular business hours of ChlorAlp .
The auditor shall notify the Parties of its conclusion within thirty days from the date of its appointment . The Parties shall have a fifteen days delay, unless otherwise agreed,from the date of notification to reach an agreement upon the conclusion of the auditor and the related regularization of the Price . Should such an agreement not been reached within such a delay , then such difference shall be settled in accordance with the provisions set forth in
Article 7.7 of this Agreement .

RPC shall bear the costs of the audit .

3.5. ChlorAlp shall be entitled to audit through an independent auditor bound to secrecy the quantities of Product(s) used by RPC for its captive use .The audit shall be conducted with no less than two (2 ) days prior written notice thereof, on business days and during regular business hours of RPC.Should the audit reveal a difference between the quantities purchased by RPC from ChlorAlp and the quantities used by RPC, then ChlorAlp shall be entitled, excepted in case of Force Majeure or in case of ChlorAlp ' s default under this Agreement , to invoice RPC for the Price of Product(s) not purchased by RPC from ChlorAlp .

3.6. For the implementation of this Article , the Price and other prices of reference are understood CIP RPC 's plants , France ( INCO Terms 1990 ) and before taxes .

3.7. ChlorAlp shall invoice RPC on a monthly basis .
Payment term shall be of thirty days , end of the month ,the tenth , ( " trente jours fin de mois , le 10 du mois " ) and made by bank transfer .


ARTICLE 4. QUALITY . PRODUCT  WARRANTY .

ChlorAlp warrants that the Products shall comply with the specifications as described in Schedules 1 and 2 attached to the present Agreement ( the "Specifications " ) , and shall be free from defects and of good material and workman ship .

ChlorAlp shall be liable only for replacement of non - conforming lot of Products under the following conditions :

All claims by RPC for non - conforming Products shall be deemed waived unless made by RPC in writing within twenty ( 20 ) days from the delivery date of such Product .

If ChlorAlp agrees with RPC 's claim , it will , at its expense , immediately replace the non - conforming lot of Products by a conforming lot of same .

If ChlorAlp does not agree with RPC 's claim , either Party may request an expert appraisal by an independant laboratory, to determine whether said Product complies with said Specifications. The report of such independant laboratory shall be conclusive and binding on the Parties hereto. All expenses related to such appraisal shall be borne by the Party found in default .

This Agreement being a " contrat d' entreprise and RPC and ChlorAlp being " industrial of the same speciality " , RPC acknowledges and agrees that the above warranty constitutes its exclusive remedy and ChlorAlp 's total liability for claims regarding any defective Product including but not limited to " hidden defaults " ( " vices caches " ) and that ChlorAlp excludes any implied warranties of merchantability and fitness for a particular purpose and all other express or implied representationns or warranties . RPC waives all other claims against ChlorAlp and ChlorAlp shall not be liable to RPC for any other direct or indirect damages .

All limitations on RPC 's remedies and on ChlorAlp 's liability shall survive the expiration, termination or cancellation of this Agreement .

ARTICLE 5 . TRANSFER OF TITLE AND RISK

Title to Gaseous Chlorine and all risk for loss or any damage thereto shall pass to RPC as the Product passes the valves connecting the delivery pipeline with RPC ' s pipelines at the entrance of RPC's chlorine consuming units . Title to Liquid Chlorine and all risk for loss or any damage thereto shall pass to RPC as the Product passes the valves connecting the rail tank cars with RPC 's pipelines at the entrance of RPC 's chlorine consuming units .

ARTICLE 6 . TERM

This Agreement shall come into force on October 1st, 1997, and, except as provided in Article 7.3 below , shall remain in force for a period of fifteen (15 ) years ( the " Term " ). Unless terminated by either Party giving written notice to the other Party not less than five ( 5 ) years prior to the end of the Term , it shall be renewed automatically for an unlimited period.Thereafter it shall be terminated by either Party giving at any time to the other Party not less than ( 5 ) years prior written notice .

If and when RPC interest becomes lower than 50 % of the capital of ChlorAlp , the term of this Agreement shall automatically be changed to a ( 10 ) ten year period running from the date RPC 's interest is lower than 50 % . It shall , in such case , thereafter be renewed for equivalent period of ten years , unless terminated by either Party giving the other Party not less 5 years prior written notice prior to ( i ) the end of the initial 10 years period or ( ii ) the end of each subsequent 10 years period .

ARTICLE 7 . GENERAL PROVISIONS

7.1.RPC and ChlorAlp shall meet at the minimum twice a year with a view to exchanging mutual information on RPC 's demands and needs , to updating schedules and solving any difficulties in applying this Agreement .

7.2. Secrecy

Each Party agree that all information disclosed to it by the other Party under the present Agreement ( the " Information " ) shall be held and treated in the utmost and strictest confidence and neither Party shall use said Information to benefit itself or others , except for the purpose defined in Article 1 hereabove
 .The receiving Party shall not disclose any Information to a third Party unless ( i ) expressly authorized in writing to do so by the disclosing Party, which shall not unreasonably withhold its consent, provided , however , that , either Party may transmit any Information disclosed hereunder to any of its Affiliate or ( ii ) the disclosure of such Information is required by law, regulation, legal or judicial proceedings, further to a tax investigation or a request from any governmental or judicial authorities . Each Party shall be held accountable for the compliance of these Affiliates with the terms of this Article . For the implementation of this Agreement , the term " Affiliate " of either Party shall mean a company which , directly or indirectly , controls , is controlled by , or is under common control with said Party .
 " Control " shall mean the control as defined by Articles 355.1 and following of the law of July 24, 1996, on commercial companies .

The Parties agree that , notwithstanding the preceding provision , the receiving Party shall be under no obligation with respect to any Information , which it can demonstrate that :
-  was , at the time of disclosure , available to the general public , or
- became , at a later date , available to the general public through no fault of the receiving Party, or, - was in it possession before receipt, or - was disclosed to it without restriction on disclosure by a third party which has the lawful right to disclose said Information .

All obligations contained in this Article 7.2 shall survive for ten years after termination of the present Agreement .

7.3. Early Termination

If either Party is in material breach of any of the terms and conditions contained herein, the Party not in default shall be entitled to terminate this Agreement forthwith upon giving notice in writing to the Party in default and specifying the nature of the default, provided that the Party in default shall not be entitled to rely on this provision . The Party in default shall have a ninety ( 90 ) days delay after receipt of such a notice to cure its default . Unless such default is cured no later than 90 days following the receipt of such default notice , this Agreement may be terminated at the sole option of the Party giving such default notice, provided that , in such case , this terminating Party shall give the Party in default a prior written termination notice within a thirty days delay following the expiration of the 90 days delay
 .

Any such termination hereunder shall not prejudice any rights or benefits accrued prior to the date of termination .

7.4. Force Majeure

Neither Party shall be held liable for any failure or delay in supplying or taking delivery of the Product in accordance with the terms and conditions of the present Agreement , where such failure or delay is due to circumstances beyond its reasonable control , including , without limitation , acts of God, regulations or acts of Government , strikes , lock - outs, explosions ,implosions, fires , floods, wars , insurrections , riots,embargoes .

The Party affected by said circumstances shall promptly notify the other Party of the existence thereof and shall use every reasonable best effort to eliminate or correct the cause preventing performance of this Agreement as soon as possible .

Specifically , should ChlorAlp , under such Force Majeure circumstances , have a shortfall of Gaseous Chlorine , then ChlorAlp shall make its best efforts to minimize the consequences of such Force Majeure for RPC , including its reasonable best efforts to purchase Liquid Chlorine at reasonable costs from other sources and, as long as said Force Majeure circumstances are in effect , to gazify it at its own cost in order to supply RPC with Gaseous Chlorine provided that no additional investment shall be necessary to gazify it.

Should the Party affected by said circumstances be ChlorAlp , then RPC shall consult with ChlorAlp to provide ChlorAlp with any technical assistance and suggestion on Pont de Claix site, that would contribute , on a reasonable best efforts basis , to minimize the consequences of said Force Majeure circumstances and to unable ChlorAlp to resume as promptly as possible its obligations under the present Agreement and the same shall apply to Newco, should the Party affected be RPC .

When the reason for invoking Force Majeure has ceased to exist , the affected Party shall notify the other Party thereof and promptly resume its obligations under this Agreement .

7.5. First Priority Supply

Subject to the volume conditions set forth in Article 2.1. ( a ) hereabove , It is agreed upon between the Parties that in case ChlorAlp has a shortfall of Gaseous and / or Liquid Chlorine due to whatever reason , including Force Majeure circumstances , ChlorAlp shall at any time supply RPC 's requirements on a first priority basis and equitably with ChlorAlp ' s obligations under the Supply and Purchase Agreement made on September 30 , 1992 with Enichem Elastomeres , according to the terms set forth in Schedule 4 of the present Agreement .

7.6. Hardship

In entering in this long - term Agreement , the Parties hereto agree that it is impracticable to make provision for every contingency which may arise during the term thereof , and the Parties hereby agree it to be their intention that this Agreement shall operate between them with fairness and without substantial and disproportionate prejudice to the interests of either , and that , if in the course of the performance of this Agreement unfairness or substantial and disproportionate prejudice to either Party is expected or disclosed , then the Parties will use their best endeavours to agree upon such action as may be necessary to remove or modify such unfairness or prejudice and to reestablish as much as possible the initial fairness of the present Agreement .

7.7. Assignment

No Party shall assign this Agreement to any third party without the prior written consent of the other Party , which consent shall not be unreasonably withheld. Notwithstanding the hereinabove provision , and provided that its assignee undertakes to take over all of its rights and obligations set forth in this Agreement , either Party hereto shall have the right to assign this Agreement , upon written notice to the other Party but without its prior written consent, to :

- any of its Affiliates , provided that , in such case , (i ) the assignor shall remain jointly and severally liable for enforcement by the assignee of its obligations under this Agreement,and ( ii ) if the assignee cease to be an Affiliate company of the assignor , this Agreement shall have to be reassigned by the assignee to the assignor ;

- its successor in interest as a result of a statutory merger or consolidation , or to a company acquiring all or substantially all of its business including the part concerned by this Agreement .

Notwithstanding the precedent provision , the Parties agree to expressly exclude the interpretation according to which ARCO Chimie may be deemed as being, totally or partially, the successor or the assignee of RPC in the present chlorine Supply Agreement consequently to the acquisition by ARCO Chimie from RPC, during the Term of this Agreement , of the TDI direct processing operation at Pont de Claix site , and the termination of the Processing Agreement referred to in Article 2.1 of the present Agreement .

ChlorAlp therefore waives thereby any and all rights to demand to its benefit , or to the benefit of any of its Affiliates, the assignment of the present chlorine Supply Agreement to ARCO Chimie upon the occurence of any of the events referred to in the precedent paragraphe subject to the provisions of Section 2.1( c) hereabove .


7.8. Applicable Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of France . Subject to the provisions of Section 3.3 hereabove ,all disputes , differences , or controversies between the Parties arising out of or relating to this Agreement , including the performance , breach, validity or interpretation thereof , that can not be amicably resolved between them shall be exclusively and finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules. The arbitration proceedings shall take place in Paris and shall be conducted in French and / or in English .


ARTICLE 8 . MISCELLANEOUS

8.1.Entire Agreement

This Agreement and the schedules attached hereto represent the entire understanding and agreement and supersedes all prior agreements, understandings or arrangements among the Parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed , and any provision hereof can be waived , only by written instrument making specific reference to this Agreement and duly signed by or on behalf of the Parties to this Agreement .

8.2.Waiver

Failure by any Party to this Agreement to enforce complete and punctual performance of any obligation of the other Party shall not be deemed a waiver of such Party ' s right thereafter to enforce that or any other term hereof .

8.3. Severability

If at any time subsequent to the effective date of this Agreement, any provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable , such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement .There will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible .

8.4. Notices

Any notice or other communications required or permitted between the Parties hereunder shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail , return receipt requested , postage prepaid , or if sent by facsimile transmission with confirmation of receipt addressed as follows or to such other address as the Parties shall have given notice of pursuant hereto :

ChlorAlp  :          Attn : General Manager
                      25 Quai Paul Doumer , 92 408 Courbevoie, France .

RPC :             Rhone - Poulenc Chimie S.A.
                       25 Quai Paul Doumer
                         92408 Courbevoie Cedex
                      Attn : M.Polaud .


IN WITNESS WHEREOF , the Parties hereto have duly executed this Agreement , as of the day and year hereinafter written .


                                             made in Paris
                                                     -----
                                               on  17/10/1997
                                                   ------

RHONE - POULENC  CHIMIE  S.A

By : /s/ Daniel Humbert
     -------------------------------------


Title :
       -----------------------------------

CHLORALP

By : /s/ William G. Osborne
     -------------------------------------

Title :
        ----------------------------------

                                  SCHEDULE 1
                                  ----------

                       SPECIFICATIONS - GASEOUS CHLORINE







                  Schedule 1 will be provided upon request.

                           SCHEDULE 2 - SPECIFICATIONS

                                 LIQUID CHLORINE



                  Schedule 2 will be provided upon request.

                     SCHEDULE  4 - FIRST  PRIORITY  SUPPLY

                                     [*]


















* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.